EXHIBIT 99.3
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market risk is the risk of changes in value of a physical asset or a financial instrument, derivative or nonderivative, caused by fluctuations in market variables such as interest rates, commodity prices, and equity security prices. A derivative is a contract whose value is dependent on, or derived from, the value of some underlying asset or index. The following discussion of our risk management activities includes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. We handle market risks in accordance with established policies, which may include entering into various derivative transactions. In the normal course of business, we also face risks that are either nonfinancial or nonquantifiable. Such risks, principally business, legal, and operational risks, are not part of the following discussion.
Our risk management objective is to optimize our physical generating assets and to pursue market opportunities within prudent risk parameters. Our risk management policies are set by a risk management steering committee, which is composed of senior-level Ameren officers.
Interest Rate Risk
We are exposed to market risk through changes in interest rates associated with:

•	long-term and short-term variable-rate debt;

•	fixed-rate debt;

•	auction-rate long-term debt; and

•	defined pension and postretirement benefit plans.
We manage our interest rate exposure by controlling the amount of debt instruments within our total capitalization portfolio and by monitoring the effects of market changes on interest rates. For defined pension and postretirement benefit plans, we control the duration and the portfolio mix of our plan assets.
At December 31, 2012, the estimated increase in our annual interest expense if interest rates were to increase by 1% on Ameren's variable-rate debt outstanding was $2 million. The corresponding decrease in net income would be $1 million, assuming an estimated tax rate of 37%.
Credit Risk
Credit risk represents the loss that would be recognized if counterparties should fail to perform as contracted. Exchange-traded contracts are supported by the financial and credit quality of the clearing members of the respective exchanges and have nominal credit risk. In all other transactions, we are exposed to credit risk in the event of nonperformance by the counterparties to the transaction. See Note 7 – Derivative Financial Instruments under Exhibit 99.4, Item 8, of this Current Report on Form 8-K for information on the potential loss on counterparty exposure as of December 31, 2012.

Our rate-regulated revenues are primarily derived from sales or delivery of electricity and natural gas to customers in Missouri and Illinois. Our physical and financial instruments are subject to credit risk consisting of trade accounts receivables and executory contracts with market risk exposures. The risk associated with trade receivables is mitigated by the large number of customers in a broad range of industry groups who make up our customer base. At December 31, 2012, no nonaffiliated customer represented more than 10%, in the aggregate, of our accounts receivable. Additionally, Ameren Illinois has risk associated with the purchase of receivables. The Illinois Public Utilities Act requires Ameren Illinois to establish electric utility consolidated billing and purchase of receivables services. At the option of an alternative retail electric supplier, Ameren Illinois is required to purchase the supplier's receivables relating to Ameren Illinois' delivery service customers who elected to receive power supply from the alternative retail electric supplier. When that option is selected, Ameren Illinois produces consolidated bills for the applicable retail customers reflecting charges for electric delivery service and purchased receivables. Beginning in June 2012, Ameren Illinois began purchasing trade receivables relating to the power supply of residential customers who use Marketing Company as their alternative retail electric supplier. As of December 31, 2012, Ameren Illinois' balance of purchased accounts receivable associated with the utility consolidated billing and purchase of receivables services was $9 million. The risk associated with Ameren Illinois' electric and natural gas trade receivables is also mitigated by a rate adjustment mechanism that allows Ameren Illinois to recover the difference between its actual bad debt expense under GAAP and the bad debt expense included in its base rates. Ameren Missouri and Ameren Illinois continue to monitor the impact of increasing rates on customer collections. Ameren Missouri and Ameren Illinois make adjustments to their respective allowance for doubtful accounts as deemed necessary to ensure that such allowances are adequate to cover estimated uncollectible customer account balances.
Ameren may have credit exposure associated with off-system or wholesale purchase and sale activity. At December 31, 2012, Ameren’s credit exposure to trading counterparties, excluding coal suppliers, deemed below investment grade either through external or internal credit evaluations, was less than $1 million, net of collateral (2011 – $48 million). At December 31, 2012, Ameren's credit exposure to coal suppliers, deemed below investment grade either through external or internal credit evaluations, net of collateral, was $2 million (2011 – $33 million).
We establish credit limits for these counterparties and monitor the appropriateness of these limits on an ongoing basis through a credit risk management program. Monitoring involves daily exposure reporting to senior management, master trading and netting agreements, and credit support, such as letters of credit and parental guarantees. We also analyze each counterparty’s financial condition before we enter into sales, forwards, swaps, futures, or option contracts. At December 31, 2012, we estimate our credit exposure to MISO associated with the MISO Energy and Operating Reserves Market to be less than $1 million (2011 – $6 million).
Equity Price Risk
Our costs for providing defined benefit retirement and postretirement benefit plans are dependent upon a number of factors, including the rate of return on plan assets. Ameren manages plan assets in accordance with the “prudent investor” guidelines contained in ERISA. Ameren’s goal is to ensure that sufficient funds are available to provide benefits at the time they are payable while also to maximizing total return on plan assets and minimizing expense volatility consistent with its tolerance for risk. Ameren delegates investment management to specialists. Where appropriate, Ameren provides the investment manager with guidelines that specify allowable and prohibited investment types. Ameren regularly monitors manager performance and compliance with investment guidelines.
The expected return on plan assets is based on historical and projected rates of return for current and planned asset classes in the investment portfolio. Projected rates of return for each asset class are estimated after an analysis of historical experience, future expectations, and the volatility of the various asset classes. After considering the target asset allocation for each asset class, we adjust the overall expected rate of return for the portfolio for historical and expected experience of active portfolio management results compared with benchmark returns, and for the effect of expenses paid from plan assets.
In future years, the costs of such plans will be reflected in net income, OCI, or regulatory assets. Contributions to the plans could increase materially if we do not achieve pension and postretirement asset portfolio investment returns equal to or in excess of our 2013 assumed return on plan assets of 7.50% and 7.25%, respectively.
Ameren Missouri also maintains a trust fund, as required by the NRC and Missouri law, to fund certain costs of nuclear plant decommissioning. As of December 31, 2012, this fund was invested primarily in domestic equity securities (65%) and debt securities (35%). It totaled $408 million (2011 – $357 million). By maintaining a portfolio that includes long-term equity investments, Ameren Missouri seeks to maximize the returns to be used to fund nuclear decommissioning costs within acceptable parameters of risk. However, the equity securities included in the portfolio are exposed to price fluctuations in equity markets. The debt securities are exposed to changes in interest rates. Ameren Missouri actively monitors the portfolio by benchmarking the performance of its investments against certain indices and by maintaining and periodically reviewing established target allocation percentages of the assets of the trust to various investment options. Ameren Missouri’s exposure to equity price market risk is in large part mitigated because Ameren Missouri is currently allowed to recover its decommissioning costs, which would include unfavorable investment results, through electric rates.
Additionally, Ameren has company-owned life insurance contracts that are used to support Ameren’s deferred compensation plans. These life insurance contracts include equity and debt investments that are exposed to price fluctuations in equity markets and to changes in interest rates.
Commodity Price Risk
We are exposed to changes in market prices for power, emission allowances, coal, transportation diesel, natural gas and uranium.
Ameren’s risks of changes in prices for power sales are partially hedged through sales agreements. We also attempt to mitigate financial risks through risk management programs and policies, which include forward-hedging programs, and the use of derivative financial instruments (primarily forward contracts, futures contracts, option contracts, and financial swap contracts). However, a portion of the generation capacity of Ameren Missouri is not contracted through physical or financial hedge arrangements and is therefore exposed to volatility in market prices.
If power prices were to decrease by 1% on unhedged economic generation for 2013 through 2016, Ameren earnings would decrease by less than $1 million, based on an 36% effective tax rate.
Ameren’s forward-hedging power programs include the use of derivative financial swap contracts. These swap contracts financially settle a fixed price against a floating price. The floating price is typically the realized, or settled, price at a liquid regional hub at some forward period of time. Ameren controls the use of derivative financial swap contracts with volumetric and correlation limits that are intended to mitigate any material adverse financial impact.
Ameren also uses its portfolio management and trading capabilities both to manage risk and to deploy capital to generate additional returns. Due to our physical presence in the market, we are able to identify and pursue opportunities, which can generate additional returns through portfolio management and trading activities. All of this activity is performed within a controlled risk management process. We establish value at risk and stop-loss limits that are intended to limit any material negative financial impacts.
We manage risks associated with changing prices of fuel for generation with techniques similar to those we use to manage risks associated with changing market prices for electricity.
Ameren Missouri has a FAC that allows Ameren Missouri to recover, through customer rates, 95% of changes in fuel, certain fuel additives, emission allowances, purchased power costs, transmission costs, and MISO costs and revenues, net of off-system revenues, greater or less than the amount set in base rates, without a traditional rate proceeding, subject to MoPSC prudency review. Ameren Missouri remains exposed to the remaining 5% of such changes. Ameren Illinois expects that purchased power procured through past IPA procurements will be in excess of requirements for the 2013 planning year due to significant switching by customers to alternative retail electric suppliers associated with municipal aggregation initiatives. The IPA has proposed and the ICC has approved that the excess purchased power will settle in the MISO market and be credited to customers taking power procured by Ameren Illinois through the IPA process. Ameren Illinois expects full recovery of its purchased power costs.
Ameren Missouri has entered into coal contracts with various suppliers to purchase coal to manage their exposure to fuel prices. The coal hedging strategy is intended to secure a reliable coal supply while reducing exposure to commodity price volatility. Additionally, the type of coal burned is part of Ameren Missouri's environmental compliance strategy. Ameren Missouri has a multiyear agreement to purchase ultra-low-sulfur coal through 2017 to comply with environmental regulations. The coal contract is with a single supplier. Disruptions of the deliveries of that ultra-low-sulfur coal from the supplier could compromise Ameren Missouri's ability to operate in compliance with emission standards. Other sources of ultra-low-sulfur coal are limited and the construction of pollution control equipment requires significant lead time to become operational. Should a temporary disruption of ultra-low-sulfur coal deliveries occur and its existing inventory of ultra-low-sulfur coal becomes fully depleted, and other sources of ultra-low-sulfur coal are not available, Ameren Missouri would use its existing emission allowances or purchase emission allowances in order to achieve compliance with environmental regulations.
Transportation costs for coal and natural gas can be a significant portion of fuel costs. Ameren Missouri typically hedges coal transportation forward to provide supply certainty and to mitigate transportation price volatility. Natural gas transportation expenses for Ameren’s gas distribution utility companies and for the gas-fired generation units of Ameren Missouri are regulated by FERC through approved tariffs governing the rates, terms, and conditions of transportation and storage services. Certain firm transportation and storage capacity agreements held by the Ameren Companies include rights to extend the term of contracts. Depending on our competitive position, we are able in some instances to negotiate discounts to these tariff rates for our requirements.
In addition, coal transportation costs are sensitive to the price of diesel fuel as a result of rail freight fuel surcharges. We use forward fuel oil contracts (both for heating and crude oil) to mitigate this market price risk as changes in these products are highly correlated to changes in diesel markets. If diesel fuel costs were to increase or decrease by $0.25 a gallon, Ameren’s fuel expense could increase or decrease by $8 million annually. As of December 31, 2012, Ameren had a price cap for approximately 84% of expected fuel surcharges in 2013.
In the event of a significant change in coal prices, Ameren Missouri would probably take actions to further mitigate their exposure to this market risk. However, due to the uncertainty of the specific actions that would be taken and their possible effects, this sensitivity analysis assumes no change in our financial structure or fuel sources.
With regard to exposure for commodity price risk for nuclear fuel, Ameren Missouri has fixed-priced, base-price-with-escalation, and market-priced agreements. It uses inventories to provide some price hedge to fulfill its Callaway energy center’s needs for uranium, conversion, and enrichment. There is no fuel reloading or planned maintenance outage scheduled for 2015. Ameren Missouri has price hedges for approximately 73% of its 2013 to 2017 nuclear fuel requirements.
Nuclear fuel market prices remain subject to an unpredictable supply-and-demand environment. Ameren Missouri has continued to follow a strategy of managing its inventory of nuclear fuel as an inherent price hedge. New long-term uranium contracts are almost exclusively market-price-related with an escalating price floor. New long-term enrichment contracts usually have a base-price-with-escalation price mechanism, and may also have either a market-price-related component or market-based price re benchmarking. Ameren Missouri expects to enter into additional contracts from time to time in order to supply nuclear fuel during the expected life of the Callaway energy center, at prices that cannot now be accurately predicted. Unlike the electricity and natural gas markets, nuclear fuel markets have somewhat limited financial instruments available for price hedging, so most hedging is done through inventories and forward contracts, if they are available.
The electric generating operations for Ameren Missouri are exposed to changes in market prices for natural gas used to run CTs. The natural gas procurement strategy is designed to ensure reliable and immediate delivery of natural gas while minimizing costs. We optimize transportation and storage options and price risk by structuring supply agreements to maintain access to multiple gas pools and supply basins.
Through the market allocation and auction process, Ameren Missouri has been granted FTRs associated with the MISO Energy and Operating Reserves Market. The FTRs are intended to mitigate electric transmission congestion charges related to the physical constraints of the transmission system. Depending on the congestion, FTRs could result in either charges or credits. Complex grid modeling tools are used to determine which FTRs to nominate in the FTR allocation process. There is a risk of incorrectly modeling the amount of FTRs needed, and there is the potential that the FTRs could be ineffective in mitigating transmission congestion charges.
With regard to Ameren Missouri’s and Ameren Illinois’ electric and natural gas distribution businesses, exposure to changing market prices is in large part mitigated by the fact that there are cost recovery mechanisms in place. These cost recovery mechanisms allow Ameren Missouri and Ameren Illinois to pass on to retail customers prudently incurred costs for fuel, purchased power, and gas supply. Ameren Illinois expects that purchased power procured through past IPA procurements will be in excess of requirements for the 2013 planning year due to significant switching by customers to alternative retail electric suppliers associated with municipal aggregation initiatives.  The IPA has proposed and the ICC has approved that the excess purchased power will settle in the MISO market and act as a credit to customers taking power procured by Ameren Illinois through the IPA process.   Ameren Illinois expects full recovery of its purchased power costs.

Ameren Missouri’s and Ameren Illinois’ strategy is designed to reduce the effect of market fluctuations for their regulated customers. The effects of price volatility cannot be eliminated. However, procurement strategies involve risk management techniques and instruments similar to those outlined earlier, as well as the management of physical assets.

The following table presents, as of December 31, 2012, the percentages of the projected required supply of coal and coal transportation for Ameren Missouri's coal-fired energy centers, nuclear fuel for Ameren Missouri’s Callaway energy center, natural gas for our CTs and retail distribution, as appropriate, and purchased power needs of Ameren Illinois, which does not own generation, that are price-hedged over the period 2013 through 2017. The projected required supply of these commodities could be significantly affected by changes in our assumptions for matters such as customer demand for our electric generation and our electric and natural gas distribution services, generation output, and inventory levels, among other matters.

	2013	2014	2015 – 2017
Coal	100%	100%	94%
Coal transportation	99	98	98
Nuclear fuel	100	99	49
Natural gas for generation	34	9	2
Natural gas for distribution(a)	82	34	9
Purchased power for Ameren Illinois(b)	100	100	50

(a)
Represents the percentage of natural gas price-hedged for peak winter season of November through March. The year 2013 represents January 2013 through March 2013. The year 2014 represents November 2013 through March 2014. This continues each successive year through March 2017.

(b)	Represents the percentage of purchased power price-hedged for fixed-price residential and small commercial customers with less than one megawatt of demand.
If coal and coal transportation costs were to increase by 1% on any requirements not currently covered by fixed-price contracts for the five-year period 2013 through 2017, Ameren's fuel expense might increase by less than $1 million and net income might decrease by less than $1 million.
With regard to our exposure for commodity price risk for construction and maintenance activities, Ameren is exposed to changes in market prices for metal commodities and to labor availability.
See Note 15 – Commitments and Contingencies under Exhibit 99.4, Item 8, of this Current Report on Form 8-K for additional information.
Fair Value of Contracts
We use derivatives principally to manage the risk of changes in market prices for coal, natural gas, diesel, power, and uranium. The following table presents the favorable (unfavorable) changes in the fair value of all derivative contracts marked-to-market during the year ended December 31, 2012. We use various methods to determine the fair value of our contracts. In accordance with authoritative accounting guidance for fair value with hierarchy levels, the sources we used to determine the fair value of these contracts were active quotes (Level 1), inputs corroborated by market data (Level 2), and other modeling and valuation methods that are not corroborated by market data (Level 3). See Note 8 – Fair Value Measurements under Exhibit 99.4, Item 8, of this Current Report on Form 8-K for further information regarding the methods used to determine the fair value of these contracts.

2012
Fair value of contracts at beginning of year, net	$(89)
Contracts realized or otherwise settled during the period	77
Changes in fair values attributable to changes in valuation technique and assumptions	—
Fair value of new contracts entered into during the period	16
Other changes in fair value	(205)
Fair value of contracts outstanding at end of year, net	$(201)

The following table presents maturities of derivative contracts as of December 31, 2012, based on the hierarchy levels used to determine the fair value of the contracts:

Sources of Fair Value	Maturity Less Than 1 Year	Maturity 1-3 Years	Maturity 4-5 Years	Maturity in Excess of 5 Years	Total Fair Value
Level 1	$—	$(4)	$—	$—	$(4)
Level 2(a)	(60)	(39)	(1)	—	(100)
Level 3(b)	(8)	(19)	(20)	(50)	(97)
Total	$(68)	$(62)	$(21)	$(50)	$(201)

(a)	Principally fixed-price vs. floating over-the-counter power swaps, power forwards, and fixed price vs. floating over-the-counter natural gas swaps.

(b)
Principally power forward contract values based on a Black-Scholes model that includes information from external sources and our estimates. Level 3 also includes option contract values based on our estimates.